EXHIBIT 5.1

(Letterhead of JOEL BERNSTEIN, ATTORNEY AT LAW)

December 22, 2003

American Access Technologies, Inc.

6670 Spring Lake Road

Keystone Heights, FL 32656

Greetings:

I have acted as special counsel to American Access Technologies, Inc., a Florida corporation (the “Company”), in connection with a registration statement on Form S-3 to be filed by the Company with the Securities and Exchange Commission (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended, of the resale by the holders thereof of 580,803 shares of the Company’s common stock, $.001 par value per share (the “Common Stock”) issued or issuable to Chatsworth Products, Inc. pursuant to a Stock Purchase and Sale Agreement dated as of May 8, 2003 (the “CPI Agreement”) and Around the Clock Partners, LP pursuant to Stock Purchase Agreement dated as of December 2, 2003 (the “ATC Agreement”). The Common Stock is being offered by Chatsworth Products, Inc. and Around the Clock Partners, LP. as Selling Stockholders as specified in the Registration Statement.

It is my opinion that (i) the shares of Common Stock issued to Chatsworth Products, Inc. pursuant to the Stock Purchase and Sale Agreement have been legally and validly issued and when paid and delivered in accordance with CPI Agreement will be fully paid and nonassessable and (ii) the shares of Common Stock issued and when issued to Around the Clock Partners, LP pursuant to the ATC Agreement will be legally and validly issued, fully paid and nonassessable.

I consent to the use of my name in the Registration Statement in the section of the Prospectus entitled “Legal Matters” and the filing of this letter as an exhibit to the Registration Statement.

Yours very truly,

/s/ JOEL BERNSTEIN

Joel Bernstein